EXHIBIT 99.01
NEWS RELEASE for November 13, 2006 AT 6:00 AM EST

Contact:	William R. Abbott, Senior Vice President and Chief Financial Officer, 949-420-1800 Investor Relations, 949-420-1827
CARDIOGENESIS REPORTS THIRD QUARTER 2006 RESULTS
IRVINE, CA, November 13, 2006
Cardiogenesis Corporation (CGCP.PK), a leading developer of surgical products and accessories used in angina-relieving procedures, today reported financial results for its third quarter ended September 30, 2006.
Sales in the third quarter of 2006 totaled $4.212 million, a decrease of approximately 4% as compared with $4.392 million of sales in the prior year quarter. The lower revenue in the current year quarter is primarily attributable to a $156 thousand, or 5%, decline in disposable handpiece revenue as compared with the prior year quarter. During the third quarter of 2006 the company shipped 7 lasers and 771 handpieces.
Sales in the first nine months of 2006 totaled $13.453 million, an increase of approximately 10% over the $12.268 million recorded in the first nine months of 2005. The year to date increase as compared with the prior year period is primarily attributable to higher domestic laser sales which grew $1.134 million, or 47%, over the prior year period. For the first nine months of 2006, 18 lasers were shipped while handpiece shipments totaled approximately 2,500.
Cardiogenesis reported a third quarter 2006 operating loss of $797 thousand as compared with an operating loss of $462 thousand in the prior year quarter. The net loss for the quarter was $787 thousand, or $0.02 per diluted share, as compared with net income of $807 thousand, or $0.01 per diluted share, in the 2005 third quarter. The net loss for the first nine months of 2006 was $1.486 million, or $0.03 per diluted share, compared with a net loss of $2.862 million, or $0.07 per diluted share, in the first nine months of 2005. The net loss includes non-operating, non cash interest and other charges primarily resulting from the valuation of warrants and derivatives related to the Company’s convertible debt financing completed in October 2004.
Both third quarter and year to date 2006 losses include expenses totaling approximately $682 thousand associated with the legal settlement reached with the Company’s former Chairman, Chief Executive Officer and President, Michael Quinn. This amount includes $579 thousand of expense for the settlement and related payroll taxes, and Mr. Quinn’s legal fees and $103 thousand of non-cash stock-based compensation expense related to the settlement. The settlement amount and related payroll taxes will be paid over three years beginning in November 2006. The company also incurred legal expenses related to the Quinn settlement of approximately $82 thousand during the quarter and $143 thousand for the first nine months of 2006. The year to date 2005 loss includes a $600,000 settlement agreement with our former President and Chief Operating Officer.
Gross margin was 76% of sales for the quarter ended September 30, 2006 as compared with an 82% gross margin realized in the third quarter of 2005. Gross profit in absolute dollars decreased by $378 thousand to $3.205 million for the current year quarter as compared with $3.583 million for the 2005 third quarter. The decrease in gross margin resulted primarily from the impairment of excess parts inventories used to maintain and service TMR2000 lasers and a write down of Plasma Rich Platelet (“PRP”) inventories. Revenue generated from the PRP product line was less than 1% of total revenue for the nine months ended September 30, 2006 and 2005. As a result, the company has decided to discontinue selling the PRP products and the remaining inventory on hand was written down to its estimated fair value.
Research and development costs were $461 thousand in the third quarter of 2006 as compared with $350 thousand in the 2005 third quarter. Year to date, research and development expenses of $1.1 million were $287 thousand below the prior year period. The lower year to date R&D expenses are primarily due to certain product development expenses in the 2005 period that did not recur in the current year period.
Sales, general and administrative expense of $3.541 million increased $770 thousand, or 28%, for the quarter ended September 30, 2006 as compared with $2.771 million in the prior year quarter. The increase in SG&A during the current year quarter was primarily due to the legal settlement with Mr. Quinn. Sales, general and administrative expenditures of $10.156 million year to date were $1.266 million, or 11%, lower than the first nine months of 2005. The decrease in SG&A expense was primarily due to the fact that the nine months ended September 30, 2005 SG&A expense included the $600,000 settlement agreement noted above and, in addition, we benefited from additional savings generated through the consolidation of sales territories, as well as reduced marketing expenses including expenses for exhibitions and meetings.
As previously announced, the company recently received CE MARK approval for the advanced PHOENIX combination delivery system and completed its move to a corporate office and light manufacturing facility in Irvine, California. The company expects to reduce facility costs by about $300 thousand on an annualized basis as a result of the move.
About Cardiogenesis Corporation
     Cardiogenesis is a medical device company specializing in the treatment of cardiovascular disease and is a leader in devices that stimulate cardiac angiogenesis. The Company’s market leading Holmium: YAG laser system and disposable fiber-optic accessories are used to perform a FDA-cleared surgical procedure known as Transmyocardial Revascularization (TMR) to treat patients suffering from angina. Surgical products and accessories for the Cardiogenesis TMR procedure, which are marketed in the U.S. and around the world, have been shown to reduce angina and improve the quality of life in patients with coronary artery disease. Surgical products and accessories for the Company’s minimally invasive Percutaneous Myocardial Channeling (PMC) procedure are currently being marketed in Europe and other international markets.
     For more information on the Company and its products, please visit the Cardiogenesis company website at http://www.cardiogenesis.com or the direct to patient website at http://www.heartofnewlife.com/.
     With the exception of historical information, the statements set forth above include forward-looking statements. Any forward-looking statements in this news release related to the Company’s sales, profitability, the adoption of its technology and products and FDA clearances are based on current expectations and beliefs and are subject to numerous risks and uncertainties, many of which are outside the Company’s control, that could cause actual results to differ materially. Factors that could affect the accuracy of these forward-looking statements include, but are not limited to: any inability by the Company to sustain profitable operations or obtain additional financing on favorable terms if and when needed; any failure to obtain required regulatory approvals; failure of the medical community to expand its acceptance of TMR or PMC procedures; possible adverse governmental rulings or regulations, including any FDA regulations or rulings; the Company’s ability to comply with international and domestic regulatory requirements; possible adverse Medicare or other third-party reimbursement policies or adverse changes in those policies; any inability by the Company to ship product on a timely basis; the Company’s ability to manage its growth; adverse economic developments that could adversely affect the market for our products or our ability to raise needed financing; actions by our competitors; restrictions contained in our convertible debt obligations requiring the issuance of shares rather than repayment in cash; and the Company’s ability to protect its intellectual property. Other factors that could cause Cardiogenesis’ actual results to differ materially are discussed in the “Risk Factors” section of the Company’s Annual Report on Form 10-K for the year ended December 31, 2005, the Company’s Quarterly Report on Form 10-QSB for the quarter ended September 30, 2006, and the Company’s other recent SEC filings. The Company disclaims any obligation to update any forward-looking statements as a result of developments occurring after the date of this press release.
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CARDIOGENESIS CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except per share amounts)
(unaudited)

	Three months ended		Nine months ended
	September 30,		September 30,
	2006	2005	2006	2005
Net revenues	$4,212	$4,392	$13,453	$12,268
Cost of revenues	1,007	809	2,728	2,339
Gross profit	3,205	3,583	10,725	9,929

Research and development expense	461	350	1,100	1,387
Sales, general and administrative expense	3,541	2,771	10,156	11,422
Operating (loss)/income	(797)	462	(531)	(2,880)

Interest expense	(52)	(167)	(724)	(421)
Interest income	21	28	110	114
Gain on insurance settlement	70	—	70	—
Non-cash interest expense	(31)	(338)	(802)	(1,184)
Change in fair value of derivative	—	744	290	1,413
Other non-cash income, net	2	78	101	96

Net (loss) income	$(787)	$807	$(1,486)	$(2,862)

Net (loss)/income per share:
Basic	$(0.02)	$0.02	$(0.03)	$(0.07)
Diluted	$(0.02)	$0.01	$(0.03)	$(0.07)

Weighted average shares outstanding:
Basic	45,274	43,989	45,240	42,907
Diluted	45,274	54,537	45,240	42,907

CARDIOGENESIS CORPORATION
CONDENSED CONSOLIDATED BALANCE SHEET
(in thousands)
(unaudited)

September 30,
2006
Assets
Current assets:
Cash and cash equivalents	$1,528
Accounts receivable, net	3,123
Inventories, net	2,512
Prepaids and other current assets	538
Total current assets	7,701

Property and equipment, net	738
Intangible asset, net	779
Other assets	68
Total assets	$9,286

Liabilities and shareholders’ equity
Current liabilities:
Accounts payable	$748
Accrued liabilities	1,640
Deferred revenue	859
Notes payable	255
Current portion of capital lease obligation	5
Secured convertible term note and related obligations, net of debt discount	1,774
Total current liabilities	5,281

Capital lease obligation, less current portion	8
Other long term liability	238

Shareholders’ equity	3,759
Total liabilities and shareholders’ equity	$9,286